Exhibit 16.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

April 12, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The Lexington Master Limited Partnership’s Form 8-K dated April 12, 2007, and have the following comments:

1.

We agree with the statements made in the third sentence of the first paragraph and in the second and third paragraphs of Item 4.01 of Lexington Master Limited Partnership’s Form 8-K dated April 12, 2007.

2.

We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph, and the statements made in the fourth paragraph of Item 4.01 of Lexington Master Limited Partnership’s Form 8-K dated April 12, 2007.

Yours truly,

DELOITTE & TOUCHE LLP